UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2022 (March 14, 2022)

ISUN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37707	42-2150172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Avenue D, Suite 10, Williston, Vermont 05495
(Address of Principal Executive Offices) (Zip Code)

(802) 658-3378
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ISUN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On March 14, 2022, iSun, Inc. (the “Company”) and B. Riley Commercial Capital, LLC (“B. Riley”) terminated the Loan and Security Agreement (the “Loan Agreement”), dated September 30, 2021, as amended, by and among the Company and certain of its affiliates, as borrowers, and B. Riley, as lender. The Loan Agreement provided for a loan of up to $10,000,000 for acquisition finance, general corporate purposes, and working capital for the Company. All outstanding amounts due under the Loan Agreement were repaid in full and all security interests and other liens granted to B. Riley in connection with the Loan Agreement were terminated and released. The loan was repaid from the Company’s working capital and by the sale of shares of the Company’s Common Stock pursuant to the terms and conditions contained in the At Market Issuance Sales Agreement (the “Sales Agreement”), dated June 21, 2021 between the Company and B. Riley Securities, Inc., as amended by Amendment No. 1 to Sales Agreement dated October 15, 2021, and the Irrevocable Placement Notice (the “Placement Notice”), dated September 30, 2021, from the Company to B. Riley Securities, Inc. The Company repaid outstanding principal in the amount of $10,000,000 and approximately $224,000 in accrued interest under the Loan Agreement. As of March 14, 2022, the Placement Notice is no longer in effect. The Loan Agreement and Placement Notice are more fully described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 5, 2021, and the Sales Agreement is more fully described in the Company’s Current Report on Form 8-K, filed with the SEC on June 22, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2022

iSun, Inc.

By:	/s/ Jeffrey Peck
Name:	Jeffrey Peck
Title:	Chief Executive Officer